Exhibit 10.5
PUT GRANTOR FEE AGREEMENT
This Agreement, made and entered into this 13th day of November, 2007, by and between US Dataworks, Inc., a Nevada corporation (the “Company”) Charles E. Ramey and John Nicholson, each an individual and undersigned to this Agreement (each referred to as a “Put Grantor” and collectively as the “Put Grantors”).
      WHEREAS, the Company and certain investors listed on the Schedule of Buyers, attached to that certain Securities Purchase Agreement, dated October 31, 2007 (the “Securities Purchase Agreement,” attached hereto as Exhibit A; such investors hereinafter referred to as the “Buyers”) have entered into that certain Securities Purchase Agreement of even date herewith pursuant to which Buyers will purchase a promissory note for Four Million Dollars ($4,000,000) (the “Note”) upon which interest shall accrue at the rate of approximately Ten Percent (10%) per annum. A copy of the Note is attached hereto as Exhibit B;
      WHEREAS, as a condition to the Buyers’ obligation to purchase the Note under the Securities Purchase Agreement, Buyers require that the Put Agreement (the “Put Agreement”), substantially in the form of Exhibit C attached hereto, be executed by the Put Grantors and delivered to such Buyers;
      WHEREAS, subject to the other terms and conditions herein contained, each of the Put Grantor agrees to execute and deliver the Put Agreement in connection with the Securities Purchase Agreement.
NOW THEREFORE
Section 1. Put Grantor Fee Amount. In consideration of the Put Grantors’ execution and delivery of the Put Agreement, the Company agrees to pay a fee (hereinafter the “Put Grantor Fee”) to be shared equally between the Put Grantors. The Put Grantor Fee shall be calculated as follows: (i) two percent (2%) of the Note principal balance for the first six months of the Note’s term; (ii) two percent (2%) of the Note principal balance for the next twelve months of the Note’s term; and, (iii) two percent (2%) of the Note principal balance for the remaining eighteen months of the Note’s term. The Put Grantor Fee shall accrue until that certain date (the “Payment Date”) it shall become due and payable, the earliest of: (i) an occurrence of a Fundamental Transaction (as defined in the Securities Purchase Agreement) involving the Company; (ii) the demand for payment is made by the Buyers, in accordance with the terms of the Note; or, (iii) the Note’s maturity date. On the Payment Date the Company shall pay the Put Grantor the Put Grantor Fee in cash. This section nothwithstanding,the Put Grantor Fee may only be paid after the complete repayment of the Note in accordance with its terms.
Section 2. Duty to Satisfy the Note; Indemnity. The Company hereby irrevocably and unconditionally agrees and undertakes to (i) take any action that is commercially reasonable so as (a) to satisfy the terms and conditions of the Note and to avoid any breach therein, and (b) avoid the occurrence of any Material Adverse Effect upon the Company which would cause the
US Dataworks, Inc.
Put Grantor Fee Agreement
November 14, 2007

Buyers to accrue the right to pursue the remedies available under the Put Agreement; and, (ii) indemnify and hold harmless the Put Grantor against and from all costs, losses, damages, actions, proceedings, claims, demands, liabilities, charges and expenses of whatsoever nature and howsoever arising (hereinafter, “Claims”) that the Put Grantor may incur, suffer or sustain or have imposed on the Put Grantor by reason of, arising in any way out of or in relation to the Note or the Put Agreement, but excluding any Claims resulting from either or both Put Grantors gross negligence or willful misconduct and shall pay to the Put Grantor immediately upon first demand of the Put Grantor such sum(s) as the Put Grantor certifies to have paid to                      arising from Put Grantor’s litigation hereunder with proof of payment (any such certificate being conclusive and binding on the parties hereto). The Company shall provide the Put Grantor with written notification of any potential breach or default under the Note or any other event or action that may result in such Put Grantor seeking indemnification under this Section 2.
Section 3. Consent to Jurisdiction and Service Of Process. The Company consents to the jurisdiction of any court of the State of Texas (for Mr. Ramey) or California (for Mr. Nicholson) and of any federal court located in the State of Texas (for Mr. Ramey) or California (for Mr. Nicholson). The Company waives personal service of any summons, complaint or other process in connection with any such action or proceeding and agrees that service thereof may be made, as the Put Grantor may elect, by certified mail directed to the Company at the address provided in the space below, or, in the alternative, in any other form or manner permitted by law.
Section 4. Governing Law. THIS PUT GRANTOR FEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OF CONFLICTS OF LAW.
Section 5. Conformity With Law. All agreements between the Put Grantor and Company are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or acceleration of the maturity of this Put Fee Agreement or otherwise, shall the rate of interest hereunder exceed the maximum rate permissible under applicable law. If, from any circumstances whatsoever, the rate of interest resulting from the payment and/or accrual of any amount of interest hereunder, at any time that payment of interest is due and/or at any time that interest is accrued, shall exceed the limits prescribed by such applicable law, then payment and/or accrual of such interest shall be reduced to that resulting from the maximum rate of interest permissible under such applicable law. This provision shall never be superseded or waived.
Section 6. Severability. Every provision hereof is intended to be several. If any provision of this Put Fee Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions hereof, which shall remain binding and enforceable.
Section 7. Waiver; Amendment. The Company hereby waives presentment, demand, protest and notices of protest, demand, dishonor and nonpayment. Any provision of this Put Fee
US Dataworks, Inc.
Put Grantor Fee Agreement
November 14, 2007

Agreement may be amended, waived or modified only upon the written consent of the parties hereto.
Section 8. Successors and Assigns. All the terms and provisions of this Put Fee Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
Section 9. Assignability. The Company’s obligations hereunder are nontransferable and nonassignable without the prior written consent of Put Grantor.
Section 10. Entire Agreement. This Put Fee Agreement and the Put Agreement (as well as Securities Purchase Agreement and any other Documents attached thereto or described therein) represent the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein.
Section 11. Facsimile Execution. Any signature delivered by facsimile transmission shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
Section 12. Legal Representation. Company and Put Grantor, respectively, agree and represent that each party has been represented by such party’s legal counsel with regard to all aspects of this Put Fee Agreement, or if such party is acting without legal counsel, that such party has had adequate opportunity and has been encouraged to seek the advice of such party’s legal counsel prior to the execution of this Put Fee Agreement.
      IN WITNESS WHEREOF, the undersigneds have caused this Put Fee Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PUT GRANTOR	US DATAWORKS, INC.

/s/ Charles E. Ramey	/s/ John T. McLaughlin

Charles E. Ramey	Its authorized representative
John T. McLaughlin

Address for Notice	Title: Chief Accounting Officer
US Dataworks, Inc.
Put Grantor Fee Agreement
November 14, 2007

/s/ John Nicholson, M.D.	Address for Notice:
John Nicholson, M.D.
1 Sugar Creek Business Center Blvd.
Fifth Floor
Sugar Land, Texas 77478
Address for Notice	Attn: General Counsel

Tel.: (281) 504 8000
US Dataworks, Inc.
Put Grantor Fee Agreement
November 14, 2007